                                       OMB APPROVAL

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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. *)


                    DIGITAL GENERATION SYSTEMS, INC.
                           (Name of Issuer)

                              Common Stock

                    (Title of Class of Securities)

                                125708107
                              (CUSIP Number)


                         February 17, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /_X_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-96)

CUSIP No. 125708107           13G       Page 2 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     London Merchant Securities plc
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,222,500
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,222,500
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,222,500
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.1%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     00
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 3 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Lion Investments Limited
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                430,000
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 430,000
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     430,000
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.5%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     00
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 4 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westpool Investment Trust plc
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                792,500
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 792,500
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     792,500
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.5%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     00
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 5 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Robert A. Rayne
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                72,500
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 72,500
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     72,500
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.6%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 6 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Eugene M. Weber
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                7,600
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 7,600
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,600
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 7 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Morris Cheston III
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                2,440
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 2,440
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,440
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.02%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 8 of 17 Pages

-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSON

     Angela G. Weber
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)/X /

(b)/  /
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                1,000
     BENEFICIALLY        ----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 1,000
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,000
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.01%
-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 125708107           13G       Page 9 of 17 Pages

ITEM 1.

     (a) The name of the issuer is Digital Generation Systems, Inc. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 875 Battery Street, San Francisco, CA 94111.


ITEM 2.

     (a) The names of the persons or entities filing this statement are: London Merchant Securities plc ("LMS"); Lion Investments Limited ("Lion"); Westpool Investment Trust plc ("Westpool"); Robert A. Rayne ("Rayne"); Eugene M. Weber ("Mr. Weber"); Morris Cheston III ("Cheston"); and Angela G. Weber ("Ms. Weber").

     (b) The principal business address of LMS, Lion, Westpool and Rayne is 33 Robert Adam Street, London WIM 5AH, United
Kingdom. The principal business address of Mr. Weber, Cheston and Ms. Weber is 50 California Street, Suite 3200, San Francisco,
CA 94111.

     (c) LMS, Lion and Westpool are limited companies organized under the laws of England and Wales. Rayne is a citizen of the United Kingdom. Mr. Weber, Cheston and Ms. Weber are citizens of the United States.

     (d)  This statement relates to shares of the Issuer's Common
Stock (the "Stock").

     (e)  The CUSIP number of the Stock is 125708107.

CUSIP No. 125708107           13G       Page 10 of 17 Pages

ITEM 3.  If this statement is filed pursuant to rule 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

     If this statement is filed pursuant to 240.13d-1(c), check this box. /_X_/.

CUSIP No. 125708107           13G       Page 11 of 17 Pages

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

1)   LMS:

     (a)  Amount beneficially owned: 1,222,500

     (b)  Percent of class: 10.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 0

          (ii)  Shared power to vote or to direct the vote:
1,222,500

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv) Shared power to dispose or to direct the disposition of: 1,222,500

2)   Lion

     (a)  Amount beneficially owned: 430,000.

     (b)  Percent of class: 3.5%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 430,000

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 430,000

          (iv) Shared power to dispose or to direct the disposition of: -0-

CUSIP No. 125708107           13G       Page 12 of 17 Pages

3)   Westpool

     (a)  Amount beneficially owned: 792,500

     (b)  Percent of class: 6.5%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 792,500

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 792,500

          (iv) Shared power to dispose or to direct the disposition of: -0-

4)   Rayne

     (a)  Amount beneficially owned: 72,500

     (b)  Percent of class: 0.6%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 72,500

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 72,500

          (iv) Shared power to dispose or to direct the disposition of: -0-

5)   Mr. Weber

     (a)  Amount beneficially owned: 7,600

     (b)  Percent of class: 0.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 7,600

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 7,600

CUSIP No. 125708107           13G       Page 13 of 17 Pages

          (iv) Shared power to dispose or to direct the disposition of: 0

6)   Cheston

     (a)  Amount beneficially owned: 2,440

     (b)  Percent of class: 0.02%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 2,440

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 2,440

          (iv) Shared power to dispose or to direct the disposition of: 0

7)   Ms. Weber

     (a)  Amount beneficially owned: 1,000

     (b)  Percent of class: 0.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 1,000

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 1,000

          (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

CUSIP No. 125708107           13G       Page 14 of 17 Pages

ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


DATED:    March 16, 1998

London Merchant Securities plc

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director


Lion Investments Limited

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director



(Signatures continued on next page)

CUSIP No. 125708107           13G       Page 15 of 17 Pages

(Signatures continued from previous page)


Westpool Investment Trust plc

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director

/s/ Robert A. Rayne
Robert A. Rayne


/s/ Eugene M. Weber
Eugene M. Weber


/s/ Morris Cheston III
Morris Cheston III


/s/ Angela G. Weber
Angela G. Weber

                              13G

CUSIP No. 125708107                          Page 16 of 17 Pages

                                                       EXHIBIT A
               AGREEMENT REGARDING JOINT FILING
               OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of Digital Generation Systems, Inc. For that purpose, the undersigned hereby constitute and appoint London Merchant Securities plc, a limited company organized under the laws of England and Wales, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:    May 10, 1997

London Merchant Securities plc

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director


Lion Investments Limited

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director


Westpool Investment Trust plc

By:  /s/ Robert A. Rayne
     Robert A. Rayne
     Director



(Signatures continued on next page)

                              13G

CUSIP No. 125708107                          Page 17 of 17 Pages

(Signatures continued from previous page)


/s/ Robert A. Rayne
Robert A. Rayne


/s/ Iain MacPhail
Iain MacPhail


/s/Eugene M. Weber
Eugene M. Weber


/s/ Morris Cheston III
Morris Cheston III


/s/ Angela G. Weber
Angela G. Weber